Exhibit 21.1

SUBSIDIARIES OF MARVELL

Subsidiary	Jurisdiction of Organization
Marvell International Ltd.	Bermuda
Marvell International Technology Ltd.	Bermuda
Utopia Capital Holdings Ltd.	Bermuda
Marvell UK Limited	United Kingdom
Marvell World Trade Ltd.	Barbados
Marvell Semiconductor Germany GmbH	Germany
Avago Technologies Imaging Hungary Kft.	Hungary
Marvell Italia S.r.l.	Italy
Marvell Netherlands B.V.	Netherlands
Marvell Hispania S.L.	Spain
Marvell Sweden AB	Sweden
Marvell Switzerland Sarl	Switzerland
Marvell Micromos Sarl	Switzerland
Marvell Technology (Switzerland) Ltd.	Switzerland
Marvell T.I. Ltd.	Israel
Marvell Israel (M.I.S.L) Ltd.	Israel
Marvell India Private Limited	India
PicoMobile Systems Private Limited	India
Marvell Japan K.K.	Japan
Marvell Technology Japan Y.K.	Japan
Marvell Accel Japan K.K.	Japan
Marvell Semiconductor Korea, Ltd.	Korea
Marvell Semiconductor Sdn. Bhd.	Malaysia
Marvell Asia Pte Ltd	Singapore
Avago Technologies Imaging IP (Singapore) Pte. Ltd.	Singapore
Marvell Taiwan Ltd.	Taiwan
Marvell Hong Kong Limited	Hong Kong
Marvell Technology (Beijing) Co., Ltd.	China
Marvell Technology (Shanghai) Co., Ltd.	China
Marvell Canada Corporation	Canada
Kinoma, Inc.	California, United States
Marvell Semiconductor, Inc.	California, United States
Zenographics, Inc.	California, United States
PicoMobile Networks, Inc.	California, United States
Marvell Technology, Inc.	Delaware, United States
Marvell Semiconductor, Ltd.	Delaware, United States